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                     November 18, 2022

       Jeffrey H. Smulyan
       Chief Executive Officer
       Monument Circle Acquisition Corp.
       One EMMIS Plaza
       40 Monument Circle, Suite 700
       Indianapolis, IN 46204

                                                        Re: Monument Circle
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 1,
2022
                                                            File No. 001-39876

       Dear Jeffrey H. Smulyan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Stuart Neuhauser